Exhibit 99

UTC REPORTS SECOND QUARTER EPS UP 14 PERCENT TO $1.32, RAISES 2008

REVENUE AND EARNINGS GUIDANCE

HARTFORD, Conn., July 17, 2008 – United Technologies Corp. (NYSE:UTX) today reported second quarter 2008 earnings per share of $1.32 and net income of $1.3 billion, up 14 percent and 11 percent, respectively, over the year ago quarter. Results for the current quarter include a $0.06 per share impact for restructuring costs as compared with a $0.02 per share impact in the year ago quarter. Excluding restructuring costs in both periods, earnings per share grew 17 percent year over year.

Second quarter consolidated revenues increased 13 percent to $15.7 billion, including 6 percent organic growth. Foreign currency translation accounted for 5 points of the revenue growth and $0.04 of the earnings per share increase. Acquisitions accounted for the remainder of the revenue growth.

“UTC segment operating profit grew 12 percent in the quarter, with exceptional performance at Otis, UTC Fire & Security, and Sikorsky,” said Louis Chênevert, UTC President and Chief Executive Officer. “Based on the strong performance in the first half of the year, we are increasing our full year revenue and earnings per share guidance. We now expect revenue of more than $60 billion and earnings per share of $4.80—$4.95, up from the prior guidance of $4.65—$4.85 and 12 to 16 percent above 2007 earnings per share.”

“While the challenges in the world’s economies we saw at the outset of the year are materializing, especially with higher oil prices impacting the airlines and the U.S. economy generally, we remain confident in our ability to deliver on this increased guidance given the balance across UTC’s businesses and the strength in our backlogs,” Chênevert said.

“New equipment orders at Otis grew 23 percent in the quarter, including double digit growth in North America, Europe and China, while Carrier’s commercial HVAC new equipment orders grew double digits globally. After strong orders through the early months of 2008, we are seeing some moderation in our commercial aerospace aftermarkets, with spare parts orders in the second quarter slightly below sales at both Pratt & Whitney and Hamilton Sundstrand.”

Chênevert added, “We continue to position the company for solid earnings growth in 2009 and beyond. We now expect to spend approximately $300 million on restructuring in 2008, substantially above the $150 million anticipated at the beginning of the year. We believe these actions, together with the balance of UTC’s businesses, will help us outperform.”

Cash flow from operations was $1.4 billion and capital expenditures were $305 million for the quarter. Share repurchase totaled $719 million in the quarter and more than $1.5 billion in the first half. UTC anticipates continuing opportunistic repurchases over the balance of the year and potentially beyond the company’s guidance of $2.0 billion for 2008.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward-looking statements” concerning expected revenue, earnings and cash flow; anticipated benefits of UTC’s diversification and business model; and other matters. These matters are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company-specific factors including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2008	2007	2008	2007
Revenues	$15,667	$13,904	$29,368	$26,182
Cost and Expenses
Cost of goods and services sold	11,359	10,129	21,340	19,125
Research and development	434	416	845	798
Selling, general and administrative	1,775	1,494	3,410	2,890

Operating Profit	2,099	1,865	3,773	3,369
Interest expense	176	163	341	313

Income before income taxes and minority interests	1,923	1,702	3,432	3,056

Income taxes	548	479	978	921
Minority interests	100	75	179	168

Net Income	$1,275	$1,148	$2,275	$1,967

Net Earnings Per Share of Common Stock
Basic	$1.35	$1.19	$2.40	$2.03
Diluted	$1.32	$1.16	$2.34	$1.98

Average Shares
Basic	944	966	948	967
Diluted	966	990	971	991

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2008 and 2007 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2008	2007	2008	2007
Revenues
Otis	$3,404	$2,858	$6,461	$5,586
Carrier	4,356	4,055	7,765	7,185
UTC Fire & Security	1,738	1,349	3,336	2,595
Pratt & Whitney	3,292	3,108	6,499	5,875
Hamilton Sundstrand	1,650	1,404	3,111	2,717
Sikorsky	1,307	1,198	2,330	2,204

Segment Revenues	15,747	13,972	29,502	26,162
Eliminations and other	(80)	(68)	(134)	20

Consolidated Revenues	$15,667	$13,904	$29,368	$26,182

Operating Profit
Otis	$671	$532	$1,251	$1,106
Carrier	487	489	735	702
UTC Fire & Security	126	101	241	187
Pratt & Whitney	546	522	1,072	1,012
Hamilton Sundstrand	280	246	509	464
Sikorsky	111	87	193	160

Segment Operating Profit	2,221	1,977	4,001	3,631
Eliminations and other	(13)	(20)	(22)	(83)
General corporate expenses	(109)	(92)	(206)	(179)

Consolidated Operating Profit	$2,099	$1,865	$3,773	$3,369

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2008 and 2007 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and six months ended June 30, 2008 and 2007 includes restructuring and related charges as follows:

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2008	2007	2008	2007
Otis	$4	$7	$6	$5
Carrier	46	1	57	13
UTC Fire & Security	27	4	33	6
Pratt & Whitney	17	7	31	27
Hamilton Sundstrand	—	6	1	12
Sikorsky	—	—	—	(3)

Total Restructuring and Related Charges	$94	$25	$128	$60

Consolidated results for the quarter and six months ended June 30, 2007 include the following non-recurring items.

Q1—2007

■

Otis: Segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

■	Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

■	Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

■	Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	June 30, 2008 (Unaudited)	December 31, 2007 (Unaudited)
Assets
Cash and cash equivalents	$3,442	$2,904
Accounts receivable, net	10,103	8,844
Inventories and contracts in progress, net	9,082	8,101
Other current assets	2,152	2,222

Total Current Assets	24,779	22,071

Fixed assets, net	6,550	6,296
Goodwill, net	16,619	16,120
Intangible assets, net	3,847	3,757
Other assets	6,691	6,331

Total Assets	$58,486	$54,575

Liabilities and Shareowners’ Equity
Short-term debt	$2,624	$1,133
Accounts payable	5,577	5,059
Accrued liabilities	12,304	11,277

Total Current Liabilities	20,505	17,469

Long-term debt	8,106	8,015
Other liabilities	7,006	6,824

Total Liabilities	35,617	32,308

Minority interest in subsidiary companies	957	912

Shareowners’ Equity:
Common Stock	10,657	10,358
Treasury Stock	(12,901)	(11,338)
Retained Earnings	23,410	21,751
Accumulated other non-shareowners’ changes in equity	746	584

	21,912	21,355

Total Liabilities and Shareowners’ Equity	$58,486	$54,575

Debt Ratios:
Debt to total capitalization	33%	30%
Net debt to net capitalization	25%	23%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

(Millions)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2008	2007	2008	2007
Operating Activities
Net Income	$1,275	$1,148	$2,275	$1,967
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	326	277	645	555
Deferred income taxes and minority interest	5	65	46	8
Stock compensation cost	52	43	110	97
Changes in working capital	(258)	(118)	(739)	(395)
Other, net	18	34	(31)	(330)

Net Cash Provided by Operating Activities	1,418	1,449	2,306	1,902

Investing Activities
Capital expenditures	(305)	(251)	(542)	(459)
Acquisitions and disposal of businesses, net	(335)	(98)	(461)	(208)
Other, net	(159)	(28)	(228)	130

Net Cash Used in Investing Activities	(799)	(377)	(1,231)	(537)

Financing Activities
Increase in borrowings, net	718	308	1,580	594
Dividends paid on Common Stock	(290)	(245)	(583)	(490)
Repurchase of Common Stock	(719)	(500)	(1,520)	(1,000)
Other, net	(22)	123	(89)	205

Net Cash Used in Financing Activities	(313)	(314)	(612)	(691)

Effect of foreign exchange rates	(3)	53	75	72

Net increase in cash and cash equivalents	303	811	538	746

Cash and cash equivalents—beginning of period	3,139	2,481	2,904	2,546

Cash and cash equivalents—end of period	$3,442	$3,292	$3,442	$3,292

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended
(Millions)	June 30, 2008		June 30, 2007
	(unaudited)		(unaudited)
Net income	$1,275		$1,148
Depreciation and amortization	326		277
Changes in working capital	(258)		(118)
Other	75		142

Cash flow from operating activities	1,418		1,449
Cash flow from operating activities as a percentage of net income		111%		126%
Capital expenditures	(305)		(251)

Capital expenditures as a percentage of net income		(24%)		(22%)

Free cash flow	$1,113		$1,198

Free cash flow as a percentage of net income		87%		104%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2007 include an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities.

(3)	Otis segment results for the first quarter of 2007 include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.